Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement of SpatiaLight, Inc. of our report dated October 17, 2005 relating to the consolidated financial statements of SpatiaLight, Inc., and our report dated March 2, 2005, except as to the sixth paragraph, which is as of October 17, 2005, relating to SpatiaLight, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SpatiaLight, Inc., included in its Annual Report on Form 10-K/A Amendment No. 6 for the year ended December 31, 2004. We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
December 27, 2005